Exhibit 10.40

February 23, 2016

<Participant Name>

<Participant Title>

RE:  Leadership Transition Severance Arrangement

Dear <Participant First Name>:

In order to ensure your continued focus, undivided attention and service to The Hanover during our transition to a new Chief Executive Officer, the Company is pleased to provide you the following severance benefit:

If (i) your employment with The Hanover is involuntarily terminated, other than in connection with your death, disability, a “Change in Control” or for “Cause” (as such terms are defined in The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan), or (ii) you voluntarily terminate your employment for “Good Reason” (as defined below), in either case prior to September 1, 2017 (the “Severance Period”), you will be eligible to receive a  cash severance payment (the “Severance Payment”) equal to 1.XX1 times your then current annual base salary.

The Severance Payment will be payable in a single lump sum payment to be paid on a date that is sixty days after your termination of employment; provided that you execute and return to the Company a separation agreement that is acceptable to the Company (the “Separation Agreement”) and is irrevocable by the payment date.  The Separation Agreement will contain a full release and non-disparagement provision, along with such other terms acceptable to the Company.

For purposes of this letter, the term “Good Reason” shall mean the occurrence during the Severance Period, without your express written consent, of any of the following (i) any material and adverse change in your current duties or responsibilities that result in you no longer reporting directly to the Chief Executive Officer of the Company; (ii) a reduction in your current rate of annual base salary; (iii) a reduction in your current annual short-term incentive compensation plan target award opportunity (but excluding the conversion of any cash incentive arrangement, in whole or in part, into an equity incentive arrangement of commensurate target value or vice versa); (iv) a reduction in your current annual long-term incentive compensation plan target award opportunity (but excluding any alteration in the form or mix of your award; provided such award is of a commensurate target value); or (v) any requirement that you relocate to an office more than 35 miles from the facility where you are currently located.  Notwithstanding the foregoing with respect to subsections (iii) and (iv) above, reductions to your target annual short-term incentive compensation and/or target long-term incentive compensation opportunity of less than 10% shall not be deemed “Good Reason” if such reductions are applied to all management personnel in comparable positions at the Company.

___________________________

1 The letter was executed by all domestic executive officers other than Messrs. Eppinger and Bullis.  Severance multipliers ranged from 1.60x base salary to 1.75x base salary.

In the event you believe that a “Good Reason” event has been triggered, you must give the Company written notice within 30 days of the occurrence of such triggering event and a proposed termination date which shall be not sooner than 60 days nor later than 90 days after the date of such notice. Such notice shall specify your basis for determining that “Good Reason” has been triggered.  The Company shall have the right to cure a purported “Good Reason” within 30 days of receipt of said notice.

Your acknowledgment and agreement are a condition to the effectiveness of this severance benefit.    The Board of Directors and I thank you for your continued commitment to The Hanover.

THE HANOVER INSURANCE COMPANY

Frederick H. Eppinger
President and Chief Executive Officer

Agreed to and Accepted